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                                  EXHIBIT 10.36

                        AMENDMENT TO EMPLOYMENT AGREEMENT





November 1, 2000



Mr. Thomas A. Rumptz
Horizon Group Properties, Inc.
5000 Hakes Drive
Muskegon, MI 49441

Dear Tom:

As you are aware, Horizon Group Properties, Inc. has retained Secured Capital Corp as its strategic advisor to assist us in evaluating strategic alternatives including the possible disposition of some or all of our portfolio in an effort to enhance shareholder value.

Your efforts on behalf of the company have been important and will continue to be important as we embark on this new phase.

While we engage in our efforts to maximize the value of our portfolio, we recognize that the employees could have concerns about their future with the company. Although I have discussed various possible scenarios which could have little, if any, impact on your position with the company (including a portfolio purchaser retaining our company as its leasing agent and manager, that only some of our properties are actually sold, and/or that we start another line of business which requires your expertise), there is no absolute guarantee or promise of continuing employment that I can give. In light of these circumstances and the company's desire that you remain fully committed to your efforts on its behalf, the company intends to both reward you for contributing to a successful transaction and afford you appropriate protection in the event of a transaction after which we cannot offer you continued employment.

Accordingly, this letter sets forth the terms of your continued employment with the company:

1. SALARY AND DISCRETIONARY ANNUAL BONUS. You will continue your current salary, subject to discretionary increases according to our current company policy. You will also continue to be eligible for a discretionary annual bonus in February, 2001, also in accordance with our current company policy.

2. SUCCESS BONUS ON PORTFOLIO DISPOSITION. Provided that you have not resigned prior to the actual closing date of the sale of all or substantially all of your portfolio, you will receive a success bonus if and when the company sells all or substantially all of our portfolio (the "Success Bonus"). The Success Bonus shall be calculated on the following basis:


GROSS SALES PROCEEDS FOR THE PORTFOLIO               PERCENTAGE OF
IN EXCESS OF OUTSTANDING MORTGAGE DEBT*              YOUR ANNUAL SALARY
--------------------------------------               ------------------
Less than $40 Million                                Discretionary
Between $40 and $50 Million                          50%
Between $50 and $60 Million                          75%
Greater than $60 Million                             100%

*cumulative based on one or a series of transaction

The Success Bonus, if any, will be payable to you if you have not resigned prior to the final transaction closing date and shall be paid within thirty (30) days following the final transaction closing date.

2. SEVERANCE BENEFITS. In addition to the bonus above, if you are terminated by the company, you shall receive a severance payment equal to twelve (12) months salary not later than thirty (30) days after your termination. Additionally, if you are terminated by the company and if you elect COBRA insurance coverage after your termination, the company will continue to pay the company's portion of your (and your family, if applicable) insurance coverage for twelve (12) months after your termination. After said twelve
     (12) month period, you will be solely liable for the payment of any and all COBRA insurance overage for as long as you elect to continue COBRA insurance coverage. No severance benefits shall be payable to you in the event of your resignation.



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4.   TERM OF THIS AGREEMENT. This letter agreement shall be valid and binding from the date of your execution through March 31, 2001. If your Success Bonus, if any, has become vested but has not yet been paid on or before March 31, 2001, it will be paid to you within thirty (30) days after the final transaction closing date. If you have been terminated by the company on or before March 31, 2001, you shall receive the balance of the severance benefits due to you as set forth above. If there is a change of control of the company prior to March 31, 2000 this agreement will be extended twelve
     (12) months from the date upon which the change of control takes affect. However, if all or substantially all of the portfolio has not been sold prior to April 1, 2001, no Success Bonus, if any, shall be payable. Further, if you are employed by the company on or after April 1, 2001, the severance benefits provided for in this letter agreement shall terminate and no longer be applicable in the event of a termination unless a change of control has occurred as identified in this section.

Notwithstanding the above, the company may terminate an employee's employment for cause at any time if the employee (a) commits an act of fraud, embezzlement or misappropriation of company funds with respect to the company, (b) is convicted of a felony or (c) commits a material breach of any of his or her obligations as an employee of the company and the employee fails to correct such breach within thirty (30) days (or such shorter period of time as may be reasonable warranted) of receipt by the employee of written notice from the company specifying in reasonable detail the nature of such breach. Upon an employee's termination for cause, the company shall have no further obligation to pay the employee any salary or to provide the employee with any other employee benefits (including severance benefits) hereunder except for any salary and other benefits that have fully accrued and vested but have not been paid as of the effective date of such termination.

Nothing contained in this letter agreement shall be construed, in any way, to limit or impair the company's right to terminate your employment at any time for any reason.

Your signature on this letter constitutes your agreement to its terms and conditions. Please sign and retain this original and return one copy of the executed agreement to me.

Very truly yours,


/s/ Gary J. Skoien


Gary J. Skoien, Chairman, CEO and President



APPROVED AND ACCEPTED BY:


 /s/ Thomas A. Rumptz
---------------------                       ------------------
(NAME)                                      (DATE)



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